EXHIBIT 3.3

CERTIFICATE OF INCORPORATION

OF

VISION TECHNOLOGIES, INC.

FIRST: The name of this corporation is Vision Technologies, Inc,

SECONP: The registered office of the corporation in the State of Delaware is to be: located at 1013 Centre Road, Wilmington, New Castle County, Delaware. The name of its registered agent at such address if Corporation Service Company.

THIRD: The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Delaware,

FOURTH: The total number of shares of stock which this corporation is authorised to issue is 10,000,000 shares of common stock with a par value of $.00001. All such Shares shall be designated "Common Stock".

FIFTH: The name and mailing address of the incorporator is Peter B. Finn, Esauire, Rubin and Rudrc&n LLP, 50 Rowcs Wharf, Boston, MA 02110.

SIXTH: Provisions for the management of the business and for the conduct of the affairs of this corporation and provisions creating, defining, limiting and regulating the powers of this corporation, the directors and the stockholders are as follows:

(1) The board of directors shall have the power to make, adopt, after, amend and repeal the bylaws of this corporation without the assent or vote of the stockholders, including, without limitation, the power to fix, from time to time, the number of directors which shall constitute the whole board of directors of this corporation subject to the right of the stockholders to alter, amend and repeal the bylaws made by the board of directors.

(2) Election of directors of this corporation need not be by written ballot unless the bylaws so provide.

(3) The directors in their discretion may aubmit any contract or act for approval or ratification at any annual meeting of the stockholders or any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of this corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful miorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon this corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of this corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

(4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the board of director! of this corporation are hereby expressly empowered to exercise all such power* and to do all such acts and things as may be exercised or done by this corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware and of the Certificate of Incorporation as they may be amended, altered or changed from time to time and to any bylaws from time to time made by the director* or stockholders; provided, however, that no bylaw so made fihall invalidate any prior act of the board of directors which would have been valid if such bylaw had not been made.

(5) Whenever this corporation shall be authorized to issue more than one class of stock, the holders of the stock of any class which is not otherwise entitled to voting power shall not be entitled to vote upon the increase or decrease in the number of authorized shares of such class.

SEVENTH: To the fullest extent permitted by the General Corporation Law of Delaware, including, without limitation, as provided in Section 102(bX7) of the General Corporation Law of Delaware, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is'amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article StVENTH by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

EIGHTH:

(A) Each person who was or is made a party or is threatened to be made a party to oris involved in any action, suit or proceeding, whether civil, criminal, administrative or investigate (hereinafter a "proceeding") by reason of the fact that he or she is or wps a director or officer of the Corporation or is or was serving at the request of the Corporation ai a director, officer, employee or agent of another corporation or of a partnership, joint venture, triist or other enterprise, including service with respect to employee benefit plans, whether the b4&is of such proceeding is alleged action in an official capacity as such director or officer or additionally in the case of another corporation, as an employee or agent or in any other capacity while serving as such director, officer, employee or agent shall be identified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader inidemnirjeation rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgment, fines, other expenses and losses, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a pejrson who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; Provided, however, that except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in | connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part tbereoO was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article EIGHTH shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending an!y such proceeding in advance of its final disposition; Provided, however, that the payment of such, expenses incurred by a director or officer in his or her capacity as a director of officer (and not in any other capacity in which service was or is rendered by such person while a director or of-ficer including, without limitation, service to an employee benefit plan) in advance of the final deposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, which undertaking shall itself be sufficient without the need for further evaluation of any credit aspects of the undertaking or with respect to such advancement, by or on behalf of sjch director or officer, to repay all amounts so advanced if it shall ultimately be determined by a final, non-appealable order of a court of competent jurisdiction that such director or oiBcer is not entitled to be indemnified under this Article EIGHTH or otherwise,

(B) If a claim under paragraph (a) of this Article EIGHTH is not paid in full by the Corporation within sixty (60) days after a written claim, together with reasonable evidence as to the amount of such expenses, has been received by the Corporation, except in the cijse of a claim for advancement of expenses (including attorneys* fees), in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in! part the claimant shall also be entitled to be paid the expense, including attorneys* fees, of prosecuting such claim. It shall be a defense to any such action, other than an action brought to enforce a claim for expenses (including attorneys* fees) incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tejndered to the Corporation, that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation- Neither the failure of the Corporation (including its board of directors or a cornmittec thereof, independent legal counsel, or its stockholders) to have made a determination prior to the wmmencement of such action that indemnification of the claimant is proper in the circumstance* because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its board of directors or a committee thereof, independent legal counsel, or| its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable aljuidwd of conduct In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise shall be on the Corporation.

(C) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article EIGHTH shkll not be exclusive of any other right which any person may have or hereafter acquire; under any statute, provision of the certificate of incorporation, bylaw* agreement, vote of stockholders or, disinterested director or otherwise.

(D) The Corporation may maintain insurance, at its expense, to protect itspif and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense* liability or loss, whether or not the Corporation would have the power to indemnify such person against such exjpense, liability or loss under the Genera! Corporation Law of the State of Delaware.

(E)  In the case of a claim for indemnification or advancement of expenses against the Corporation under this Article EIGHTH arising out of acts, events or circumstances for which the claimant, who was at the relevant time serving as a director, officer, employee or agent of any other entity at the request of the Corporation, may be entitled to indemnification or advancement of expenses pursuant to such other entity's certificate of incorporation or bylaws or a contractual agreement between the claimant and such entity, the ciiimant seeking indemnification hereunder shall first seek indemnification and advancement of expenses pursuant to any such certificate of incorporation* bylaw or agreement. To the extent thit amounts to be indemnified or advanced to a claimant hereunder are paid or advanced by such other entity, the claimant's right to indemnification and advancement of expenses hereunder shall be reduced.

NINTH; Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the premises of Section 279 of Title 8 of the Delaware Code, over a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the Case may be, lobe summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, anjd/orof the stockholders or doss of stockholders of this corporation, as the case may be, agree tojany compromise or arrangement and to any reorganization of this corporation as consequence ofj such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

TENTH: This corporation reserves the right to restate this Certificate of Incorporation and to amend, alter, Change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders; directors and officers arc subject to this reserved power.

THE UNDERSIGNED, being the sole incorporator, for the purpose of forming a corporation pursuant to tha General Corporation Law of the State of Delaware and the Act* amendatory thereof and supplemental thereto, does make and file this Certificate of Incorporation, hereby declaring and certifying tfiat the facts stated herein are true, and accordingly hereunto has set my hand and seal this 30ih day of March, 1998.

Iri the Presence of:

(SEAL)
Peter B. Finn, Incorporator
Hereunto Duly Authorized